Exhibit 5.1

September 14, 2017

Concho Resources Inc.

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

Ladies and Gentlemen:

We have acted as special counsel to Concho Resources Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (i) by the Company (the “Offering”) of $1,800.0 million aggregate principal amount of the Company’s senior unsecured notes, consisting of $1,000 million aggregate principal amount of the Company’s 3.750% senior unsecured notes due 2027 (the “2027 Notes”) and $800 million aggregate principal amount of the Company’s senior unsecured notes due 2047 (the “2047 Notes” and, together with the 2027 Notes, the “Notes”), each series of notes being fully and unconditionally guaranteed by the Company’s current subsidiaries (the “Subsidiary Guarantors”), pursuant to that certain Underwriting Agreement dated September 13, 2017 (the “Underwriting Agreement”) by and among the Company, the Subsidiary Guarantors, and the underwriters named therein and (ii) of guarantees (the “Guarantees”) by the Subsidiary Guarantors of the Notes. The Notes and the Guarantees are referred to collectively herein as the “Securities.”

The Securities have been offered for sale pursuant to a prospectus supplement, dated September 13, 2017, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on September 14, 2017, to a prospectus dated August 6, 2015 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-206172) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

The 2027 Notes are to be issued pursuant to a Twelfth Supplemental Indenture (the “Twelfth Supplemental Indenture”) to be entered into on September 26, 2017, to the Indenture dated as of September 18, 2009 (the “Base Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The 2047 Notes are to be issued pursuant to a Thirteenth Supplemental Indenture (the “Thirteenth Supplemental Indenture”) to be entered into on September 26, 2017, to the Base Indenture (the Base Indenture, as amended and supplemented by the Twelfth Supplemental Indenture and the Thirteenth Supplemental Indenture, being called herein the “Indenture”).

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

September 14, 2017 Page 2

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation and the Third Amended and Restated Bylaws of the Company, (ii) certain resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the terms and sale of the Notes and related matters, (iii) certain resolutions adopted by the Debt Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture, the Twelfth Supplemental Indenture and the Thirteenth Supplemental Indenture and (viii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; (vii) the Indenture, the Twelfth Supplemental Indenture and the Thirteenth Supplemental Indenture will be duly executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters named therein.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Notes have been duly executed and delivered by the Company and duly authenticated by the Trustee and paid for by the underwriters as contemplated by the Underwriting Agreement, (1) the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture and (2) the Guarantees will constitute valid and binding obligations of the respective Subsidiary Guarantors, enforceable against the respective Subsidiary Guarantors in accordance with their terms and will be entitled to the benefits of the Indenture.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

September 14, 2017 Page 3

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the Delaware General Corporation Law, the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the States of Texas and New York and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.